EXHIBIT 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Completes West Coast Power Acquisition and
Rocky Road Power LLC Sale

PRINCETON, NJ; March 31, 2006— NRG Energy, Inc. (NYSE: NRG) has acquired the remaining 50% ownership interest in West Coast Power LLC (WCP) and has also completed the sale of its 50 percent ownership interest in Rocky Road Power LLC, in East Dundee, Ill. to Dynegy Inc. (NYSE: DYN).

NRG paid Dynegy $205 million for its interest in WCP and received $45 million from Dynegy for our interest in Rocky Road. This acquisition brings NRG’s net generating capacity in southern California to 1,808 megawatts.

“We are pleased to be increasing our investment in California as the State has made progress with regard to capacity markets and long-term contracting options,” said David Crane, NRG President and Chief Executive Officer. “As we’ve said, we will continue to pursue market development that supports the continued operations of existing plants that Californians need and investment in the next generation of energy infrastructure.”

Generating facilities in southern California now wholly owned by NRG include El Segundo, Cabrillo I (Encina), Cabrillo II (13 combustion turbines in the San Diego area) and the retired Long Beach station.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to statements regarding the potential for future market restructuring in California and can be identified by the use of words such as “will,” “would,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.

Factors that could cause actual results to differ materially from those contemplated above include, among others: delays or failures in closing one or both of the contemplated transactions as expected; general economic conditions; changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials; adverse results in current and future litigation; the inability to implement improvements to plant operations or to redevelop assets; the inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to us; changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements, price mitigation strategies and other market structures or designs employed by the California independent system operator; and decreases in real estate values.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526	Meredith Moore, 609.524.4522